Filed Pursuant to Rule 424(b)(3)
File Number 333-120973

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement dated April 15, 2005
to Prospectus declared
effective on February 11, 2005,
as supplemented on March 28, 2005 and April 6, 2005
(Registration No. 333-120973)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated February 11, 2005, Prospectus Supplement No. 1 dated March 28, 2005, and Prospectus Supplement No. 2 dated April 6, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 3 together with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated April 12, 2005, as filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CYKN.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 15, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

(508) 549-9981
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.

     On March 30, 2005, the Board of Directors (the “Board”) of Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN) (“Cyberkinetics”) approved bonuses for its executive officers for the fiscal year ended December 31, 2004, as well as salary increases and option grants for its executive officers for the 2005 fiscal year. These changes to executive compensation were previously approved by the Board’s Compensation Committee on March 15, 2005.

     The Board approved the following bonus packages for its executive officers for the fiscal year ended December 31, 2004:

		Dollar Value of
	Cash Bonus	Stock Bonus*	Shares Issued*
Timothy Surgenor, President and Chief Executive Officer	$100,000	$25,000	11,111
Jon Joseph, Vice President, R&D and Applications Development	$12,000	$18,000	8,000
Burke Barrett, Vice President, Clinical Operations		$25,000	11,111
J. Christopher Flaherty, Executive Vice President, Technology and Intellectual Property	$40,001	$9,999	4,444
Nandini Murthy, Vice President, Regulatory Affairs and Quality Systems	$20,000
Kimi Iguchi, Vice President, Finance	$6,399	$9,601	4,267

*Number of shares issued is based upon a per share price of $2.25 on the date of grant.

     The Board awarded the cash bonus to Mr. Surgenor pursuant to, and consistent with, his existing employment agreement, dated November 3, 2004 and previously filed as an exhibit with the SEC on November 8, 2004. Mr. Surgenor’s employment agreement reflects a target cash bonus of $100,000 and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria, which, for 2004, included, among other things, achievement of certain regulatory approvals, execution of a clinical trial, and becoming a reporting company under the federal securities laws.

     The Board awarded the stock bonuses pursuant to Cyberkinetic’s Second Amended and Restated 2002 Equity Incentive Plan, as last amended by its stockholders on April 30, 2004, and as previously filed with the SEC as an exhibit on November 30, 2004 (the “Plan”). The shares issued pursuant to such stock bonus awards are not subject to a share repurchase option in favor of Cyberkinetics and are fully vested. These shares are subject to lock-up agreements whereby the holders agreed not to offer, sell or otherwise dispose of 50% of such shares through the earlier of (i) the close of trading on October 6, 2006, or (ii) the first day after October 6, 2005, when, for a period of 20 consecutive trading days, the average stock price for Cyberkinetics’ shares of common stock is greater than $8 per share and the average daily trading volume is over 50,000 shares (the “First Release”), and the remaining 50% of the shares until 180 days after the First Release.

     The Board also approved annual stock option grants of incentive stock options to its executive officers and independent directors, pursuant to the Plan and consistent with its Director Compensation policy:

2005 Annual Option Grants
Timothy Surgenor, President and Chief Executive Officer	100,000
Jon Joseph, Vice President, R&D and Applications Development	40,000
Burke Barrett, Vice President, Clinical Operations	28,000
J. Christopher Flaherty, Executive Vice President, Technology and Intellectual Property	28,000
Nandini Murthy, Vice President, Regulatory Affairs and Quality Systems	15,000
Kimi Iguchi, Vice President, Finance	20,000
Daniel Geffken, Director	5,000
Theo Melas-Kyriazi, Director	5,000

The exercise price for each of these option grants is $2.25 per share. Each option grant vests 6.25% per quarter beginning on June 30, 2005, resulting in the grant fully vesting after four years. Each option expires on March 29, 2015.

     The Board also approved the following salary levels, effective as of April 1, 2005, for the 2005 fiscal year for the following executive officers:

New Salary Level
Timothy Surgenor, President and Chief Executive Officer	$253,145
Jon Joseph, Vice President, R&D and Applications Development	$191,838
Burke Barrett, Vice President, Clinical Operations	$194,425
J. Christopher Flaherty, Executive Vice President, Technology and Intellectual Property	$211,846
Nandini Murthy, Vice President, Regulatory Affairs and Quality Systems	$134,802
Kimi Iguchi, Vice President, Finance	$183,472

The compensation level for John Donoghue, Ph.D., Chief Scientific Officer, was previously disclosed in relation to the execution of his employment agreement with the company and has not changed since that agreement was filed with the SEC on March 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

Date: April 12, 2005	By: /s/ Timothy R. Surgenor

Timothy R. Surgenor
Chief Executive Officer
(Duly Authorized Officer)